Exhibit 99.1

FOR IMMEDIATE RELEASE

M/I Homes Reports Unit Results and Estimated Charges
 for the Second Quarter of 2007

Columbus, Ohio (July 12, 2007) - M/I Homes, Inc. (NYSE:MHO) announced homes delivered and new contracts for the three- and six-month periods ended June 30, 2007 and backlog as of the end of the period.  The Company also provided an estimate of second quarter charges for asset impairment and other write-offs.

Homes delivered for the 2007 second quarter decreased 24% to 755 from 2006’s 987.  For the six-month period ended June 30, 2007, homes delivered were 1,459, down 20% from 1,819 in the same period of 2006.  New contracts for 2007’s second quarter were 688, down 10% from 2006’s second quarter of 764.  For the first six-months, 2007’s new contracts declined 14% to 1,630 from 1,901 in 2006.  The sales value of backlog of homes at June 30, 2007 was $554 million with backlog units of 1,694 and an average sales price of $327,000.  The backlog of homes at June 30, 2006 had a sales value of $1.025 billion with backlog units of 2,889 and an average sales price of $355,000.  M/I Homes had 161 active communities at June 30, 2007 compared to 165 at June 30, 2006.

The Company is finalizing its quarterly analysis of its homebuilding assets and investments.  The Company currently estimates that it will record pre-tax asset impairment and write-offs of between $60 and $70 million in the second quarter.  In addition, the Company will incur approximately $5 million of charges for the write-off of intangible assets related to the Company’s 2005 acquisition of a Florida builder.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “Today’s announcement is further evidence of the challenging and uncertain conditions facing the homebuilding industry.  Though we were slightly encouraged by our first quarter results -- in particular new contracts and a reduced cancellation rate -- conditions deteriorated in the second quarter as a result of the widely reported and well documented concerns over credit tightening and difficulties in the sub-prime market, excess inventory of new and used homes, and weakening demand.  All of these factors have led to further price competition and margin compression in most of our markets.  While we continue to estimate that we will deliver approximately 3,000 homes this year, current market conditions make it difficult for us to predict either our new contracts or margins; accordingly, we are withdrawing our annual earnings guidance for 2007.  Notwithstanding these challenging times, we were pleased to report a profitable first quarter and expect to report income from operations before impairments and other charges in the second quarter.  We feel good about our predominantly defensive operating strategy and believe we are well positioned for the eventual improvement in the homebuilding market.”

The Company expects to report second quarter financial results on July 31.  You are invited to listen to the conference call over the Internet at 4:00 p.m. Eastern Time.  To hear the call, log on to the M/I Homes website at mihomes.com, click on “Investors” and select “Listen to the Conference Call.”  The call, along with non-GAAP financial measures, will be available through July 2008.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having delivered nearly 70,000 homes.  The Company’s homes are marketed and sold under the trade names M/I Homes and Showcase Homes.  The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Chicago, Illinois; Indianapolis, Indiana; Tampa, Orlando and West Palm Beach, Florida; Charlotte and Raleigh, North Carolina; Delaware and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this Press Release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  These statements involve a number of risks and uncertainties.  Any forward-looking statements that we make herein and in future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations, as more fully discussed in the Risk Factors section in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.  All forward-looking statements made in this Press Release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this Press Release will increase with the passage of time.  The Company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Phillip G. Creek, Senior Vice President and Chief Financial Officer, (614) 418-8011
Ann Marie W. Hunker, Vice President and Corporate Controller, (614) 418-8225
investorrelations@mihomes.com

M/I HOMES, INC.
Homebuilding Operational Data

NEW CONTRACTS
	Three months ended			Six months ended
	June 30,			June 30,
			%			%
	2007	2006	Change	2007	2006	Change

Midwest	329	362	(9)	804	1,002	(20)

Florida	143	231	(38)	317	552	(43)

Mid-Atlantic	216	171	26	509	347	47

	688	764	(10)	1,630	1,901	(14)

HOMES DELIVERED
	Three months ended			Six months ended
	June 30,			June 30,
			%			%
	2007	2006	Change	2007	2006	Change

Midwest	321	464	(31)	617	833	(26)

Florida	248	378	(35)	490	743	(34)

Mid-Atlantic	186	145	28	352	243	45

	755	987	(24)	1,459	1,819	(20)

BACKLOG
	June 30, 2007			June 30, 2006
		Dollars	Average		Dollars	Average
	Units	(millions)	Sales Price	Units	(millions)	Sales Price

Midwest	819	$213	$260,000	1,109	$ 308	$278,000

Florida	410	$154	$375,000	1,349	$ 537	$398,000

Mid-Atlantic	465	$187	$403,000	431	$ 180	$417,000

	1,694	$554	$327,000	2,889	$1,025	$355,000